Exhibit 15

Letter Re: Unaudited Financial Information

Audit Committee of the
Board of Directors
TRW Inc.

We are aware of the incorporation by reference in the following registration statements and in the related prospectuses of our report dated April 17, 2002 (except for the “Discontinued Operations” note as to which the date is August 27, 2002), relating to the unaudited consolidated interim financial statements of TRW Inc. that are included in this Current Report on Form 8-K filed on October 1, 2002.

Form S-3	333-89133

Form S-3	333-48443

Form S-8	333-68242

Form S-8	333-61198

Form S-8	333-61192

Form S-8	333-37906

Form S-8	333-36052

Form S-8	333-27003

Form S-8	333-27001

Form S-8	333-20351

Form S-8	333-06633

Form S-8	333-03973

Form S-8	33-53503

Form S-8	33-29751

Form S-8	2-90748

Form S-8	2-64035

/s/ ERNST & YOUNG LLP

Cleveland, Ohio
October 1, 2002